Exhibit 4.2

CITIGROUP FUNDING INC.,
as Issuer

CITIGROUP INC.,

as Guarantor

and

THE BANK OF NEW YORK MELLON,
as Successor Trustee

Second Supplemental Indenture

Dated December 20, 2012

Supplement to Indenture dated as of June 1, 2005
providing for the issuance of
Senior Securities

SECOND SUPPLEMENTAL INDENTURE, dated December 20, 2012 (this “Second Supplemental Indenture”), among CITIGROUP FUNDING INC., a Delaware corporation (the “Company”), CITIGROUP INC., a Delaware corporation (the “Guarantor”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, not in its individual capacity but solely as trustee, as successor to JPMorgan Chase Bank, N.A., (the “Trustee”) under the Indenture, dated as of June 1, 2005 (as amended, the “Indenture”).

RECITALS:

WHEREAS, the Guarantor has executed and filed with the Secretary of State of the State of Delaware a Certificate of Ownership and Merger, pursuant to Section 253 of the Delaware General Corporation Law, merging the Company with and into the Guarantor effective at 11:58p.m. (local time in Wilmington, Delaware) on December 31, 2012 (the “Time of Merger”); and

WHEREAS, at the Time of Merger, the Guarantor will be the continuing entity; and

WHEREAS, as required by Section 6.05 of the Indenture, at the Time of Merger and the simultaneous assumption of the Company’s obligations under the Indenture and the Securities (as described herein), the Guarantor will not be in Default in the performance of any covenant or condition of the Indenture; and

WHEREAS, the Company has delivered to the Trustee (i) pursuant to Section 14.03 of the Indenture, a copy of a resolution of its Boards of Directors, certified by the Assistant Secretary of the Company, authorizing the execution of the Second Supplemental Indenture; and (ii) pursuant to Sections 14.03 and 16.02 of the Indenture, a copy of an Officer’s Certificate of the Company authorizing the execution of the Second Supplemental Indenture and certifying that all conditions precedent provided for in the Indenture to the Trustee’s execution and delivery of this Second Supplemental Indenture have been complied with; and

WHEREAS, the Guarantor has delivered to the Trustee (i) pursuant to Section 14.03 of the Indenture, a copy of a resolution of its Board of Directors certified by an Assistant Secretary of the Guarantor, and a copy of an Officer’s Certificate of the Guarantor, each authorizing the execution of the Second Supplemental Indenture; and (ii) pursuant to Sections 14.03 and 16.02 of the Indenture, an Opinion of Counsel to the effect that all conditions precedent provided for in the Indenture to the Trustee’s execution and delivery of this Second Supplemental Indenture have been complied with, and the execution of the Second Supplemental Indenture is authorized and permitted by, the provisions of the Indenture; and

WHEREAS, the Company and the Guarantor have requested that the Trustee execute and deliver this Second Supplemental Indenture and satisfy all requirements necessary to make this Second Supplemental Indenture a valid instrument in accordance with its terms, and all acts and things necessary have been done and performed to make this Second Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects;

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NOW, THEREFORE, the Company, the Guarantor and the Trustee agree as follows:

ARTICLE I

DEFINITIONS; GENERAL

Section 1.1 Definition of Terms.

Unless the context otherwise requires (including for purposes of the Recitals):

(a) a term defined in the Indenture has the same meaning when used in this Second Supplemental Indenture unless otherwise specified herein;

(b) a term defined anywhere in this Second Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa; and

(d) headings are for convenience of reference only and do not affect interpretation.

Section 1.2 General. The terms of this Second Supplemental Indenture shall apply to the Indenture and to every series of Securities issued under the Indenture and Outstanding at the Time of Merger.

Section 1.3 Effectiveness. The provisions of this Second Supplemental Indenture shall have effect, without any further action by the Company, the Guarantor or the Trustee, at the Time of Merger.

ARTICLE II

ASSUMPTION OF OBLIGATIONS, RIGHTS AND POWERS BY THE GUARANTOR

Section 2.1 Assumption of Obligations. Pursuant to Section 6.02 of the Indenture, the Guarantor expressly assumes by this Second Supplemental Indenture the due and punctual payment of the principal of and interest and premium, if any, on all the Securities (and Coupons, if any), according to their tenor, and the due and punctual performance and observance of all other obligations to the holders and the Trustee under the Indenture or the Securities (and Coupons, if any) to be performed or observed by the Company.

Section 2.2 Assumption of Rights and Powers. Pursuant to Sections 6.05 and 16.01 of the Indenture, the Guarantor shall hereby succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if the Guarantor had been named as the Company in the Indenture.

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ARTICLE III

RELIEF OF OBLIGATIONS OF THE COMPANY

Section 3.1 Relief of Obligations. Pursuant to Sections 6.05 and 16.01 of the Indenture, the Company hereby shall be relieved of all obligations and covenants under the Indenture, the Securities and Coupons, if any.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Trustee. The Trustee accepts the trusts created by this Second Supplemental Indenture upon the terms and conditions set forth in the Indenture. The Trustee shall not be responsible or accountable in any manner whatsoever for or in respect of, and makes no representation with respect to, the validity or sufficiency of this Second Supplemental Indenture or the due execution hereof by the Company or the Guarantor and shall not be responsible in any manner whatsoever for or in respect of the correctness of the recitals and statements contained herein, all of which recitals and statements are made only by the Company and the Guarantor.

Section 4.2 Ratification. The Indenture as supplemented by this Second Supplemental Indenture is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 4.3 Counterparts. This Second Supplemental Indenture may be executed in any number of separate counterparts each of which shall be an original for all purposes; but such separate counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, on the day and year first above written to have effect at the Time of Merger.

CITIGROUP FUNDING INC.

By: /s/ LeRoy Davis
Name: LeRoy Davis
Title: Executive Vice President

CFI Senior Debt Indenture

Second Supplemental Indenture

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CITIGROUP INC.

By: /s/ Martin A. Waters
Name: Martin A. Waters
Title: Assistant Treasurer

CFI Senior Debt Indenture

Second Supplemental Indenture

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THE BANK OF NEW YORK MELLON,
as Successor Trustee

By: /s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President

CFI Senior Debt Indenture

Second Supplemental Indenture

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